Independent Auditors’ Consent

The Board of Governors of IIT

   Research Institute and the Board of Directors of
   Alion Science and Technology Corporation:

We consent to the use of our report dated December 6, 2002, except as to Note 13 which is as of December 20, 2002, relating to the consolidated balance sheets of Selected Operations of IIT Research Institute as of September 30, 2001 and 2002, and the related consolidated statements of income, owner’s net investment, and cash flows for each of the years in the three-year period ended September 30, 2002, and the related consolidated financial statement schedule, and our report dated January 31, 2003, relating to the balance sheet of Alion Science and Technology Corporation (formerly known as Beagle Holdings, Inc.) as of September 30, 2002, and the related statements of operations, shareholder’s deficit, and cash flows for the period from October 10, 2001 (inception) through September 30, 2002, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Chicago, Illinois
March 20, 2003